COMPARISON OF CHANGE IN VALUE OF $10,000 INVESTMENT
IN DREYFUS MASSACHUSETTS INTERMEDIATE MUNICIPAL BOND FUND
AND THE LEHMAN BROTHERS 10-YEAR MUNICIPAL BOND INDEX


EXHIBIT A:


                LEHMAN BROTHERS
                10-YEAR                 DREYFUS MASSACHUSETTS
 PERIOD         MUNICIPAL               INTERMEDIATE
                BOND INDEX *            MUNICIPAL BOND FUND

6/26/92          10,000                  10,000
3/31/93          10,898                  10,885
3/31/94          11,205                  11,231
3/31/95          12,048                  11,706
3/31/96          13,116                  12,551
3/31/97          13,800                  13,051

* Source: Lehman Brothers